Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our report dated December 18, 2019, relating to the financial statements and financial highlights, which appear in Legg Mason Low Volatility High Dividend ETF, Legg Mason International Low Volatility High Dividend ETF, Legg Mason Emerging Markets Low Volatility High Dividend ETF, and Legg Mason Global Infrastructure ETF’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
February 20, 2020